Exhibit 99.1

•	Record revenue & adjusted EBITDA from continuing operations of $1.6 billion & $362 million, respectively
•	Alpha successfully completes acquisition of Massey Energy Company on June 1, 2011
•	Alpha successfully completes the issuance of $1.5 billion of high yield notes on June 1, 2011
•	Metallurgical coal shipments increased 34% year-over-year
•	Alpha introduces combined company guidance for 2011 and 2012

ABINGDON, Va., August 4, 2011—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported a second quarter loss of $56.4 million or $0.36 per diluted share, including the impact of $254.4 million of pre-tax merger-related expenses, which included a $108.3 million non-cash charge from selling acquired coal inventories written up to fair value in acquisition accounting, arising from the acquisition of Massey Energy Company (Massey) on June 1, 2011, compared to net income of $38.8 million or $0.32 per diluted share last year.  The second quarter 2011 loss from continuing operations was $56.4 million or $0.36 per diluted share compared to income from continuing operations of $39.2 million or $0.32 per diluted share in the second quarter of 2010.  Excluding merger-related expenses, Upper Big Branch (UBB) charges for costs of the accident investigation and site maintenance, amortization of acquired intangibles, loss on early extinguishment of debt, income tax impacts of the foregoing items and a discrete income tax charge, second quarter 2011 adjusted income from continuing operations was $150.6 million or $0.96 per diluted share.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the second quarter 2011 was $97.2 million, compared to $198.6 million in the year ago period.  Excluding merger-related expenses, UBB charges and the loss on early extinguishment of debt, second quarter 2011 Adjusted EBITDA from continuing operations was $361.9 million.

For the quarter, the Company incurred $254.4 million of pre-tax merger-related expenses, $5.8 million of pre-tax UBB charges, a $4.6 million pre-tax expense for loss on the early extinguishment of debt, a pre-tax benefit of $9.6 million from the net amortization of acquired intangibles, a $54.1 million income tax benefit arising from these items and a $6.0 million discrete income tax charge.  The following table compares the Company’s second quarter 2011 results from continuing operations as reported with the Company’s results from continuing operations excluding these merger-related expenses and other unusual items.

(millions, except per-share amounts)
	As Reported	As Adjusted*
Income (loss) from continuing operations	($56.4)	$150.6

Income (loss) from continuing operations per diluted share	($0.36)	$0.96

EBITDA from continuing operations*	$97.2	$361.9

Reported financial results for the second quarter of 2011 include three months of results from Alpha stand-alone and one month of results from the acquired Massey operations.  As a result of the timing of the closing of the Massey transaction on June 1, 2011, second quarter 2011 results will not be comparable to historical or future periods.

  Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q2 2011	Q2 2010
Coal revenues	$1,410.9	$894.1

Income (loss) from continuing operations	($56.4)	$39.2

Income (loss) from continuing operations per diluted share	($0.36)	$0.32

Net income (loss)	($56.4)	$38.8

Net income (loss) per diluted share	($0.36)	$0.32

Adjusted income from continuing operations*	$150.6	$75.9

Adjusted income from continuing operations per diluted share*	$0.96	$0.62

EBITDA from continuing operations*	$97.2	$198.6

Adjusted EBITDA from continuing operations*	$361.9	$202.1

Tons of coal sold	23.0	20.2

Adjusted coal margin per ton*	$19.13	$11.96

*These are non-GAAP financial measures.  A reconciliation of adjusted income  from continuing operations to income from continuing operations, and a reconciliation of both EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations are included in tables accompanying the financial schedules.

“Following the completion of our acquisition of Massey Energy Company, safety trends are improving, and the rapid and well-received roll-out of our Running Right program is already yielding tangible results across the organization,” said Kevin Crutchfield, Alpha’s chief executive officer.  “As of the end of June, approximately 40 of our operations had completed more than a year without a lost-time accident.  However, improving trends are not enough.  In the month of July, we lost a member of the Alpha family in an accident at the newly-acquired Voyager #7 mine.  Our ultimate goal is to send each and every one of our 14,000 employees home safely at the end of every day.  To that end, the successful implementation of our Running Right program throughout our organization is our top priority.

“We are extremely pleased with Alpha’s achievements during the second quarter.  Excluding merger-related expenses and various other items and including one month of results from Massey, Alpha generated adjusted EBITDA from continuing operations of $362 million during the quarter, an all-time record for the company.  The strong financial performance was driven chiefly by increased metallurgical coal shipments and robust metallurgical coal pricing.  Our integration with Massey is proceeding according to plan, and we are successfully working through the various issues that impacted Massey’s performance in the recent past.  Now that the transaction is closed, we have had an opportunity to thoroughly review legacy Massey’s operations and contracted position, and we are now comfortable increasing our synergy target to an annual run-rate of $220 million to $260 million by mid-2013, excluding any benefits from our ongoing asset optimization process.  We are also introducing combined company guidance for 2011 and 2012.  Following the Massey transaction, Alpha is positioned for success as a leading global supplier of metallurgical coal with a diversified mining portfolio, extensive reserves, and the largest export capacity of any U.S. producer.

“During the second quarter we repurchased approximately $21 million of Alpha common stock under our existing repurchase authorization.  We will continue to seek attractive opportunities to repurchase shares.”

Financial Performance

•
Total revenues in the second quarter were $1.6 billion compared to $1.0 billion for Alpha stand-alone in the second quarter of 2010, and coal revenues were $1.4 billion compared to $0.9 billion for Alpha stand-alone in the second quarter last year.  Coal revenues were significantly higher than the year-ago period due primarily to the inclusion of the former Massey operations for the month of June, which contributed $334.3 million of coal revenues, and a significant increase in metallurgical coal revenues driven by a 34 percent increase in shipments and a 50 percent increase in average per ton realizations compared with Alpha stand-alone in the second quarter of 2010.  Other revenues and freight and handling revenues were $31.7 million and $150.9 million, respectively, during the second quarter versus $16.0 million and $90.3 million, respectively, for Alpha stand-alone in the second quarter of 2010.

During the second quarter of 2011 Alpha shipped 11.0 million tons of Powder River Basin (PRB) coal, 7.7 million tons of Eastern steam coal including 2.5 million tons from the acquired Massey operations and 4.4 million tons of metallurgical coal including 0.9 million tons from the acquired Massey operations.  Average per ton realization for PRB shipments rose to $11.92 in the second quarter of 2011 compared with $10.92 in the year-ago period.  The average realization per ton for Eastern steam coal shipments was $66.65, compared with $66.11 last year, and the average per ton realization for metallurgical coal increased to $176.08 in the second quarter of 2011 compared with $117.61 in the second quarter of 2010.

•
Total costs and expenses during the second quarter of 2011 were $1.6 billion compared to $947 million for Alpha stand-alone in the second quarter of 2010.  Cost of coal sales was $1.1 billion, which included $384 million from the legacy Massey operations ($260 million on an adjusted basis, excluding the impact of inventory valuation, UBB charges, and stock compensation and severance expenses) during the month of June, compared to $657 million for Alpha stand-alone in the second quarter of 2010.  Adjusted cost of coal sales in the East averaged $70.84 per ton compared with $60.38 for Alpha stand-alone in the second quarter last year. The 2011 per ton cost of coal sales in the East has been adjusted for merger-related expenses, including a $108.3 million non-cash charge from selling acquired coal inventories written up to fair value in acquisition accounting, stock compensation and severance of $9.4 million, and UBB charges of $5.8 million.  The higher cost of coal sales per ton in the East compared to the year-ago quarter is primarily the result of the following factors: reduced production and shipments from our Emerald longwall mine due to sandstone intrusions and the operation of only one longwall for much of the second quarter of 2011; a mix shift with proportionally more met coal production and proportionally less steam coal production;
higher variable costs due to the increased shipment volumes and higher per ton realizations on metallurgical coal shipments; increased per ton cost of purchased coal; higher diesel fuel costs; and general inflationary pressures.  Cost of coal sales in the West averaged $10.66 per ton in the second quarter of 2011 compared with $9.01 last year.
The year-over-year increase was primarily attributable to a mix shift with proportionally more production coming from Alpha’s Belle Ayr mine which has higher production costs due to its higher strip ratio, higher diesel fuel expense, the absence of capitalized development expense at Eagle Butte in 2011 and higher variable costs driven by higher average per ton realizations.

Selling, general and administrative expense in the second quarter of 2011 was $189.7 million and included $124.9 million of pre-tax merger-related expenses attributable to professional fees, financing and debt-related costs and various human resource-related expenses.  This compares with selling, general and administrative expense of $44.2 million in the second quarter last year, which included $2.1 million of pre-tax merger-related expenses related to the acquisition of Foundation Coal.  Depreciation, depletion and amortization (DD&A) during the quarter was $143.8 million, and net amortization of acquired intangibles was a benefit of $9.6 million in the second quarter of 2011.  DD&A included $51.4 million for the acquired former Massey operations whose owned and leased mineral reserves, property and equipment were written up to fair value in acquisition accounting.  In addition to amortization of acquired coal supply agreements for the former Foundation Coal in the amount of $25.3 million, amortization of acquired intangibles includes a $34.9 million net benefit from amortization of coal supply agreements and transportation contracts that were acquired in the Massey transaction and recorded at fair value.

•
Alpha recorded a net loss of $56.4 million or $0.36 per diluted share during the second quarter of 2011 compared to net income of $38.8 million or $0.32 per diluted share during the second quarter of 2010.  The second quarter 2011 loss from continuing operations was also $56.4 million or $0.36 per diluted share compared with net income from continuing operations of $39.2 million or $0.32 per diluted share in the year-ago quarter.  The second quarter net loss and the loss from continuing operations included $254.4 million of pre-tax merger-related expenses, $5.8 million of UBB charges and a pre-tax benefit of $9.6 million from amortization of acquired intangibles.
Excluding these items, the $4.6 million pre-tax loss on early extinguishment of debt, the $54.1 tax effect of these adjustments and $6.0 million of discrete income tax charges, adjusted income from continuing operations was $150.6 million or $0.96 per diluted share compared to adjusted income from continuing operations of $75.9 million or $0.62 per diluted share for Alpha stand-alone in the second quarter of 2010.

•
EBITDA from continuing operations was $97.2 million in the second quarter of 2011 compared to $198.6 million for Alpha stand-alone in the prior-year period.  Excluding merger-related expenses, UBB charges and the loss on early extinguishment of debt, Adjusted EBITDA from continuing operations was $361.9 million in the second quarter of 2011 compared to $202.1 million in the second quarter of 2010.

Year-to-Date Results

•
For the first six months of this year, Alpha reported total revenues of $2.7 billion, including $2.4 billion in coal revenues compared with total revenues of $1.9 billion and coal revenues of $1.7 billion during the first six months of 2010 for Alpha stand-alone.  The year-over-year increase in both total revenues and coal revenues is primarily attributable to the inclusion of the former Massey operations and increased metallurgical coal shipments and average per ton realizations.

During the first half of 2011, Alpha’s coal shipments totaled 44.0 million tons, including 3.4 million tons from the former Massey operations during the month of June, compared with 41.6 million tons in the first half of 2010 for Alpha stand-alone.  Metallurgical coal shipments were 8.0 million tons year-to-date, up 35 percent compared to the 5.9 million tons during the first six months of 2010.  Shipments of PRB coal and Eastern steam coal were 23.5 million tons and 12.5 million tons, respectively, during the first six months of 2011.

•
During the first half of the year, the Company-wide average realization was $54.48 per ton and the adjusted average cost of coal sales was $38.51 per ton, resulting in a $15.97 per ton (or 29.3 percent) adjusted coal margin.  Year-to-date Alpha recorded a net loss and a loss from continuing operations of $6.5 million or $0.05 per diluted share.
Excluding merger-related expenses, UBB charges, amortization of acquired intangibles, the loss on early extinguishment of debt, related tax effects of the foregoing items and discrete income tax charges, adjusted income from continuing operations was $230.4 million or $1.65 per diluted share.  EBITDA from continuing operations for the first six months of 2011 was $290.2 million and Adjusted EBITDA from continuing operations, which excludes merger-related expenses, UBB charges and the loss on early extinguishment of debt, was $577.2 million.

Liquidity and Capital Resources

Cash provided by operations (including discontinued operations) for the quarter ended June 30, 2011 was $115.7 million compared with $194.7 million for Alpha stand-alone in the second quarter of 2010.

Capital expenditures (including discontinued operations) for the second quarter of 2011 were $115.6 million, versus $75.0 million in the comparable period last year.  Investing activities during the second quarter included $36.1 million for the fourth of five annual installment payments pertaining to a federal coal lease in the PRB.

On June 1, 2011, Alpha completed the placement of $1.5 billion of senior notes, comprised of $800 million of 6% senior notes due 2019 and $700 million of 6.25% senior notes due 2021, which generated net proceeds of approximately $1.47 billion.  Together with Alpha’s existing cash and cash equivalents and a net increase of $375 million in Alpha’s borrowings under its bank term loan, these proceeds were used to fund the cash payment of $10 per share to Massey shareholders as part of the consideration in the Massey acquisition, to redeem Massey’s 6.875% senior notes and to pay transaction costs.  In addition, Alpha has announced its intention to redeem the 7.25% 2014 notes of Foundation PA Coal Company, a subsidiary of the Company, in the month of August.  At the end of the second quarter, Alpha had available liquidity of approximately $2.2 billion, consisting of cash, cash equivalents and marketable securities of an aggregate $1.2 billion plus approximately $1 billion available under the company’s secured credit and accounts receivable facilities.  Total long-term debt, including current portion of long-term debt at June 30, 2011, was approximately $3.5 billion, compared with $754 million at December 31, 2010.

Market Overview

As one of the three largest suppliers of metallurgical coal globally, Alpha is well-positioned to benefit from current market conditions.  Global steel production increased 8 percent year-over-year in June.  China continues to be the primary driver of the global growth and now accounts for 45 percent of global production, reaching an annualized pace of more than 720 million metric tonnes of steel production in recent months, compared to 627 million tonnes in 2010.  Japan, the largest importer of seaborne metallurgical coal, is expected to resume normal production levels and accelerate its rebuilding efforts following the devastating earthquake/tsunami suggesting that met coal demand may remain robust for the balance of the year, and beyond.  Driven by continued growth in global steel production and limited new sources of supply for metallurgical coal, the market remains strong with quarterly benchmark pricing at $315 per tonne, the second highest level in history, although there appears to be some near-term softening in demand for lower quality coals in the seasonally weaker summer months.  Looking ahead, new worldwide metallurgical coal supply is likely to be limited in the near-term to intermediate-term due to the number of large-scale development projects in regions such as Mozambique, Mongolia, and Siberia, and the infrastructure challenges that these projects face.

The seaborne thermal market continues to demonstrate consistent demand growth, driven primarily by emerging economies in Asia.  In order to meet its burgeoning demand, China is considering tactics to increase imports, including a reduction of the VAT on thermal coal imports.  The largest thermal coal exporter, Indonesia, may begin to limit exports to satisfy its rapidly growing domestic demand.  And, India’s thermal coal imports are anticipated to grow at an annual rate of approximately 20 percent with imports exceeding 100 million tonnes by 2013. Although U.S. thermal coal exports to Asia have been limited historically, they increased nearly threefold to four million tons in the first four months of 2011.  Europe has also shown increased interest in U.S. coal, importing more than five million tons in the first four months of the year compared to just under two million in the same period of the prior year.  Given Alpha’s export terminal capacity of greater than 25 million tons annually, by far the largest capacity of any U.S. producer, the Company is uniquely positioned to benefit from a strengthening seaborne thermal coal market.

The U.S. market is one of the few markets where demand is muted despite the recent oppressive heat in the eastern and southern parts of the country.  Eastern demand has been impacted by competition from low natural gas price which continues to gain market share relative to coal.  However, stockpiles have declined by approximately 10 million tons to near normal levels at slightly over 160 million tons nationwide.  PRB shipments have been impacted by flooding in the Midwest which has hampered rail service and reduced utility stockpiles of PRB coals, suggesting increased demand and strengthening market conditions as utilities work to re-stock inventories.

Outlook

Alpha is establishing combined company guidance for 2011 and 2012.  Guidance for 2011 includes the contribution of legacy Massey operations for the seven month period from June to December.  Guidance for 2011 and 2012 for East and West cost of coal sales per ton and selling, general and administrative expenses exclude any impacts from merger-related expenses and UBB charges.

In 2011, Alpha anticipates total shipment volumes of 104-112 million tons, including 19-21 million tons of Eastern metallurgical coal, 37-41 million tons of Eastern steam coal, and 48-50 million tons of Western steam coal.  As of July 21, 2011, based on the midpoint of guidance, 86 percent of Alpha’s 2011 eastern met coal shipment volume was committed and priced at an average per ton realization of $157.57 and 12 percent was committed and unpriced; 97 percent of Alpha’s 2011 eastern steam coal shipment volume was committed and priced at an average per ton realization of $66.60 and 1 percent was committed and unpriced; and 100 percent of Alpha’s 2011 Western steam coal shipment volume was committed and priced at an average per ton realization of $11.92.  Adjusted cost of coal sales in 2011 are anticipated to range from $69.00 to $73.00 per ton in the East and $9.60 to $10.00 per ton in the West.  Ranges for selling, general and administrative expense and depletion, depreciation and amortization expense in 2011 are expected to be $250 million to $270 million, and $750 million to $780 million, respectively.  Interest expense is expected to be between $125 million and $140 million, and capital expenditures for the year are anticipated to range from $575 million to $650 million.

In 2012, Alpha is positioned to benefit from significant leverage to the robust metallurgical coal market with 89 percent of the midpoint of its anticipated Eastern metallurgical coal shipments unpriced as of July 21, 2011.  As of that date, based on the midpoint of guidance, 11 percent of Alpha’s 2012 eastern met coal shipment volume was committed and priced at an average per ton realization of $142.87 and 45 percent was committed and unpriced; 50 percent of Alpha’s 2012 Eastern steam coal shipment volume was committed and priced at an average per ton realization of $68.20 and 23 percent was committed and unpriced; and 91 percent of Alpha’s 2012 Western steam coal shipment volume was committed and priced at an average per ton realization of $12.57.  Adjusted cost of coal sales in 2012 are anticipated to range from $69.00 to $73.00 per ton in the East and $9.75 to $10.50 per ton in the West.  Ranges for selling, general and administrative expense and depletion, depreciation and amortization expense in 2012 are expected to be $230 million to $270 million, and $1.1 billion to $1.2 billion, respectively.  Interest expense is expected to be between $160 million and $175 million, and capital expenditures for the year are anticipated to range from $700 million to $850 million.

Guidance
(in millions, except per-ton and percentage amounts)

	2011	2012
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$11.92	$12.57
Eastern Steam	$66.60	$68.20
Eastern Met	$157.57	$142.87
Coal Shipments3	104.0 – 112.0	120.0 – 132.0
West	48.0 – 50.0	48.0 – 52.0
Eastern Steam4	37.0 – 41.0	49.0 – 54.0
Eastern Met	19.0 – 21.0	23.0 – 26.0
Committed and Priced (%)5	98%	59%
West	100%	91%
Eastern Steam	97%	50%
Eastern Met	86%	11%
Committed and Unpriced (%)5,6	2%	18%
West	0%	0%
Eastern Steam	1%	23%
Eastern Met	12%	45%
West – Cost of Coal Sales per Ton	$9.60 – $10.00	$9.75 – $10.50
East – Cost of Coal Sales per Ton7	$69.00 – $73.00	$69.00 – $73.00
Selling, General & Administrative Expense8	$250 – $270	$230 – $270
Depletion, Depreciation & Amortization	$750 – $780	$1,100 – $1,200
Interest Expense	$125 – $140	$160 – $175
Capital Expenditures9	$575 – $650	$700 – $850

NOTES:
1.	Based on committed and priced coal shipments as of July 21, 2011.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2011 and 2012 include an estimated 3.0 to 4.0 million tons of brokered coal per year.
4.
The 2011 shipment range for Eastern steam coal reflects the impact of a scheduled longwall move at the Cumberland mine in December of 2011, and a scheduled longwall move at the Emerald mine in October/November of 2011.  The 2012 shipment range for Eastern steam coal reflects the impact of scheduled longwall moves at the
Cumberland mine in April and August/September of 2012, and a scheduled longwall move at the Emerald mine in May/June of 2012.

5.	As of July 21, 2011, compared to the midpoint of shipment guidance range.
6.
In 2011, committed and unpriced Eastern tons include approximately 1.6 million tons of metallurgical coal subject to market pricing, and approximately 0.7 million tons of metallurgical coal subject to collared pricing with an average pricing range of $218 to $293 per ton, as well as legacy contracts covering approximately 0.2 million tons of steam coal subject to average indexed pricing estimated at $75.00 per ton.  In 2012, committed and unpriced Eastern tons include approximately 9.9 million tons of metallurgical coal subject to market pricing, approximately 7.1 million tons of steam coal subject to market pricing, approximately 1.2 million tons of metallurgical coal subject to collared pricing with an average pricing range of $121 to $242 per ton, and approximately 4.1 million tons of steam coal subject to collared pricing with an average pricing range of $60 to $73 per ton, as well as legacy contracts covering 0.6 million tons of steam coal subject to average indexed pricing estimated at $75.45 per ton.

7.
Excludes merger-related expenses, non-cash charges for write-up of acquired coal inventory and UBB charges.  Alpha has not reconciled the adjusted Eastern cost of coal sales per ton to Eastern cost of coal sales per ton because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted and Alpha is unable to provide guidance for such expenses.  Accordingly, reconciliation to Eastern cost of coal sales per ton is not available without unreasonable effort.

8.
Alpha has not reconciled the adjusted selling, general & administrative expense to selling, general & administrative expense because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted and Alpha is unable to provide guidance for such expenses.  Accordingly, reconciliation to selling, general &
administrative expense is not available without unreasonable effort.

9.	Includes the annual bonus bid payments on the Eagle Butte Federal Lease by Application (LBA) in the PRB of $36.1 million in 2011 and 2012.

About Alpha Natural Resources

Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 120 million tons a year.  Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country.  The Company, through its affiliates, employs approximately 14,000 people and operates more than 150 mines and 40 coal preparation facilities in Appalachia and the Powder River Basin.  More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, including those of Massey Energy Company (“Massey”), as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	uncertainty of the expected financial performance of Alpha following the acquisition of Massey;
•	Alpha’s ability to achieve the cost savings and synergies contemplated by the acquisition of Massey within the expected time frame;
•	disruption from the acquisition of Massey making it more difficult to maintain relationships with customers, employees or suppliers;
•	the allocation of the acquisition price in connection with the acquisition of Massey to the net assets acquired in accordance with applicable accounting rules and methodologies;
•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;
•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;
•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;

•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;
•	our ability to negotiate new UMWA wage agreements on terms acceptable to us;
•	changes in postretirement benefit obligations, pension obligations and federal and state black lung obligations;
•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•
restrictive covenants in our secured credit facility and the indentures governing the 7.25% senior notes due 2014, the 6% senior notes due 2019, the 6.25% senior notes due 2011, the 2.375% convertible senior notes due 2015 and the 3.25% convertible senior notes due 2015;

•
certain terms of the 7.25% senior notes due 2014, the 6% senior notes due 2019, the 6.25% senior notes due 2011, the 2.375% convertible senior notes due 2015 and the 3.25% convertible senior notes due 2015, including any conversions, that may adversely impact our liquidity;

•	our substantial indebtedness following the completed acquisition of Massey and potential future indebtedness;
•	our work force could become increasingly unionized in the future and our unionized or union-free hourly work force could strike;
•	significant or rapid increases in commodity prices;
•	our ability to obtain or renew surety bonds on acceptable terms or maintain self bonding status;
•	reclamation and mine closure obligations;
•	terrorist attacks and threats, and escalation of military activity in response to such attacks;
•	inflationary pressures on supplies and labor;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations", and "Risk Factors" sections of our Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

These and other risks and uncertainties are discussed in greater detail in Alpha’s and Massey’s Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues:
Coal revenues	$1,410,892	$894,104	$2,397,870	$1,725,370
Freight and handling revenues	150,871	90,268	266,926	155,056
Other revenues	31,675	16,033	59,380	41,983
Total revenues	1,593,438	1,000,405	2,724,176	1,922,409

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,106,663	657,199	1,841,648	1,232,266
Freight and handling costs	150,871	90,268	266,926	155,056
Other expenses	45,371	8,443	63,950	24,127
Depreciation, depletion and amortization	143,769	91,098	232,111	186,225
Amortization of acquired intangibles, net	(9,606)	55,633	16,673	121,590
Selling, general and administrative expenses (exclusive of depreciation,
depletion and amortization shown separately above)	189,671	44,231	256,955	92,020
Total costs and expenses	1,626,739	946,872	2,678,263	1,811,284

Income (loss) from operations	(33,301)	53,533	45,913	111,125

Other income (expense):
Interest expense	(29,859)	(18,504)	(45,469)	(40,624)
Interest income	1,012	848	2,057	1,528
Loss on early extinguishment of debt	(4,556)	(1,349)	(4,556)	(1,349)
Miscellaneous income (expense)	858	(274)	24	(478)
Total other expense, net	(32,545)	(19,279)	(47,944)	(40,923)

Income (loss) from continuing operations before income taxes	(65,846)	34,254	(2,031)	70,202
Income tax benefit (expense)	9,494	4,928	(4,473)	(16,350)
Income (loss) from continuing operations	(56,352)	39,182	(6,504)	53,852

Discontinued operations:
Loss from discontinued operations before income taxes	-	(616)	-	(1,663)
Income tax benefit	-	231	-	649
Loss from discontinued operations	-	(385)	-	(1,014)

Net income (loss)	$(56,352)	$38,797	$(6,504)	$52,838

Earnings (loss) per common share:
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(0.36)	$0.33	$(0.05)	$0.45
Loss from discontinued operations	-	-	-	(0.01)
Net income (loss)	$(0.36)	$0.33	$(0.05)	$0.44

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(0.36)	$0.32	$(0.05)	$0.44
Loss from discontinued operations	-	-	-	(0.01)
Net income (loss)	$(0.36)	$0.32	$(0.05)	$0.43

Weighted average shares outstanding:
Weighted average shares--basic	155,238,304	120,124,707	137,723,715	119,983,999
Weighted average shares--diluted	155,238,304	121,861,913	137,723,715	121,903,512

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Tons sold from continuing operations(1):
Powder River Basin	11,011	11,056	23,498	23,271
Eastern steam	7,673	5,886	12,532	12,400
Eastern metallurgical	4,363	3,267	7,983	5,903
Total	23,047	20,209	44,013	41,574

Average realized price per ton sold from continuing operations (2)(9):
Powder River Basin	$11.92	$10.92	$11.92	$10.86
Eastern steam	66.65	66.11	66.74	66.79
Eastern metallurgical	176.08	117.61	160.52	109.17
Weighted average total	$61.22	$44.24	$54.48	$41.50

Coal revenues:
Powder River Basin	$131,223	$120,744	$280,002	$252,820
Eastern steam	511,430	389,124	836,441	828,136
Eastern metallurgical	768,239	384,236	1,281,427	644,414
Total coal revenues	$1,410,892	$894,104	$2,397,870	$1,725,370

Adjusted cost of coal sales per ton from continuing operations (3)(9)(10)(13):
Powder River Basin	$10.66	$9.01	$10.13	$8.93
East (4)	$70.84	$60.38	$71.03	$55.51
Weighted average total	$42.09	$32.28	$38.51	$29.44

Adjusted weighted average coal margin per ton (11)	$19.13	$11.96	$15.97	$12.06
Adjusted weighted average coal margin percentage (12)	31.2%	27.0%	29.3%	29.1%

Net cash provided by operating activities including discontinued operations	$115,720	$194,681	$284,138	$337,931
Capital expenditures including discontinued operations	$115,567	$75,016	$172,668	$135,895

			As of
			June 30, 2011	December 31, 2010
Liquidity ($ in 000's):
Cash and cash equivalents			$812,291	$554,772
Marketable securities with maturities of less than one year (7)			312,491	217,191
Marketable securities with maturities of greater than one year (8)			60,958	60,159
Total cash, cash equivalents and marketable securities			1,185,740	832,122
Unused revolving credit and A/R securitization facilities			1,025,100	932,945
Total available liquidity			$2,210,840	$1,765,067

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Classified as a current asset on the balance sheet.
(8) Classified as a non-current asset on the balance sheet.
(9) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(10) For the three and six months ended June 30, 2011, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain non-cash charges that resulted from recording Massey's beginning inventory at fair value, stock compensation and severance expenses and costs related to UBB.
(11) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(12) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(13) Adjusted cost of coal sales per ton, adjusted weighted average coal margin per ton and adjusted weighted average coal margin percentage for our Eastern Operations are reconciled to their unadjusted amounts as follows:

	Three months ended June 30, 2011	Six months ended June 30, 2011
Adjusted cost of coal sales per ton from continuing operations	$70.84	$71.03
Impact of merger-related stock compensation and severance expenses	0.78	0.46
Impact of merger-related inventory expenses	9.00	5.28
Impact of UBB expenses	0.48	0.28
Cost of coal sales per ton from continuing operations	$81.10	$77.05

Total weighted average coal margin per ton (5) $	13.77	$13.16
Total weighted average coal margin percentage (6)	22.5%	24.2%

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2011	December 31, 2010

Cash and cash equivalents	$812,291	$554,772
Trade accounts receivable, net	660,098	281,138
Inventories, net	572,660	198,172
Short-term marketable securities	312,491	217,191
Prepaid expenses and other current assets	915,858	124,564
Total current assets	3,273,398	1,375,837
Property, equipment and mine development costs, net	2,868,334	1,129,222
Owned and leased mineral rights and land, net	8,587,262	1,985,661
Goodwill	2,535,206	382,440
Long-term marketable securities	60,958	60,159
Other non-current assets	748,727	245,964
Total assets	$18,073,885	$5,179,283

Current portion of long-term debt	$916,094	$11,839
Trade accounts payable	528,570	121,553
Accrued expenses and other current liabilities	877,312	313,754
Total current liabilities	2,321,976	447,146
Long-term debt	2,614,549	742,312
Pension and postretirement medical benefit obligations	1,024,539	719,355
Asset retirement obligations	577,447	209,987
Deferred income taxes	1,923,241	249,408
Other non-current liabilities	1,166,644	155,039
Total liabilities	9,628,396	2,523,247

Redeemable convertible debt	$38,011	$-

Total stockholders' equity	8,407,478	2,656,036
Total liabilities and stockholders' equity	$18,073,885	$5,179,283

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2011	2010

Operating activities:
Net income (loss)	$(6,504)	$52,838
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	253,832	203,998
Amortization of acquired intangibles, net	16,673	121,590
Mark-to-market adjustments for derivatives	4,276	9,421
Stock-based compensation	47,009	17,007
Employee benefit plans, net	24,993	30,320
Loss on early extinguishment of debt	4,556	1,349
Deferred income taxes	2,893	(40,111)
Other, net	(13,174)	66
Changes in operating assets and liabilities:
Trade accounts receivable, net	(194,931)	(83,759)
Inventories, net	61,740	(24,177)
Prepaid expenses and other current assets	14,796	24,722
Other non-current assets	(15,230)	395
Trade accounts payable	88,141	12,404
Accrued expenses and other current liabilities	(49,599)	23,749
Pension and postretirement medical benefit obligations	(25,086)	(9,751)
Asset retirement obligations	(4,833)	(3,221)
Other non-current liabilities	74,586	1,091
Net cash provided by operating activities	284,138	337,931

Investing activities:
Cash paid for merger, net of cash acquired	(702,645)	-
Capital expenditures	(172,668)	(135,895)
Acquisition of mineral rights under federal lease	(36,108)	(36,108)
Purchases of marketable securities	(298,015)	(181,145)
Sales of marketable securities	200,173	57,680
Purchase of equity-method investment	(4,000)	(3,000)
Other, net	(3,185)	2,017
Net cash used in investing activities	(1,016,448)	(296,451)

Financing activities:
Principal repayments on long-term debt	(737,610)	(50,934)
Payment to redemption trust	(264,017)	-
Proceeds from borrowings on long-term debt	2,100,000	-
Debt issuance costs	(84,041)	(8,690)
Excess tax benefit from stock-based awards	4,777	7,587
Common stock repurchases	(32,310)	(40,672)
Proceeds from exercise of stock options	3,030	4,245
Net cash provided by (used in) financing activities	989,829	(88,464)

Net increase (decrease) in cash and cash equivalents	$257,519	$(46,984)
Cash and equivalents at beginning of period	$554,772	$465,869
Cash and equivalents at end of period	$812,291	$418,885

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)

EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP measures used by management to gauge operating performance and normalized levels of earnings.  Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of acquired intangibles less interest income and income tax benefit.  Alpha defines adjusted EBITDA from continuing operations as EBITDA from continuing operations plus expenses attributable to mergers, losses on early extinguishment of debt, UBB expenses, less various gains and losses not expected to recur on a quarterly basis.  The definition of adjusted EBITDA from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  Management presents EBITDA from continuing operations and adjusted EBITDA from continuing operations as supplemental measures of the company's performance and debt service capacity that may be useful to securities analysts, investors and others.  EBITDA from continuing operations and adjusted EBITDA from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations or operating income as determined in accordance with U.S. GAAP.  Moreover, EBITDA from continuing operations and adjusted EBITDA from continuing operations are not calculated identically by all companies.  A reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Income (loss) from continuing operations	$(56,352)	$39,182	$(6,504)	$53,852
Interest expense	29,859	18,504	45,469	40,624
Interest income	(1,012)	(848)	(2,057)	(1,528)
Income tax expense (benefit)	(9,494)	(4,928)	4,473	16,350
Depreciation, depletion and amortization	143,769	91,098	232,111	186,225
Amortization of acquired intangibles, net	(9,606)	55,633	16,673	121,590
EBITDA from continuing operations	97,164	198,641	290,165	417,113
Loss on early extinguishment of debt	4,556	1,349	4,556	1,349
Merger related expenses	254,412	2,071	276,681	6,568
UBB expenses	5,781	-	5,781	-
Adjusted EBITDA from continuing operations	$361,913	$202,061	$577,183	$425,030

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are non-GAAP measures used by management to gauge performance and normalized earnings levels.  Alpha defines adjusted income from continuing operations as income from continuing operations plus expenses attributable to mergers, losses on early extinguishment of debt, the portion of interest expense attributable to termination of hedge accounting for interest rate swaps, and amortization of acquired intangibles, UBB expenses, less various gains and losses that are not expected to recur on a quarterly basis, discrete income tax benefits from reversal of valuation allowances for deferred tax assets and reversal of reserves for uncertain tax positions, adjustments to deferred taxes due to significant law changes and estimated income tax effects of the pre-tax adjustments.  Adjusted diluted earnings per common share from continuing operations is adjusted income from continuing operations divided by weighted average diluted shares.  The definition of adjusted income from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends.  Management presents adjusted income from continuing operations and adjusted earnings per share from continuing operations as supplemental measures of the company's performance that it believes are useful to securities analysts, investors and others in assessing the company's performance over time.  Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or diluted earnings per share from continuing operations as determined in accordance with U.S. GAAP.  Moreover, adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not calculated identically by all companies.  A reconciliation of adjusted income from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, and the weighted average diluted shares used to calculate adjusted diluted earnings per common share from continuing operations are provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Income (loss) from continuing operations	$(56,352)	$39,182	$(6,504)	$53,852
Merger related expenses	254,412	2,071	276,681	6,568
UBB expenses	5,781	-	5,781	-
Amortization of acquired intangibles, net	(9,606)	55,633	16,673	121,590
Loss on early extinguishment of debt	4,556	1,349	4,556	1,349
Estimated income tax effect of above adjustments	(54,139)	(22,297)	(72,791)	(48,473)
Discrete tax charge from non-deductible transaction costs	5,961	-	5,961	-
Deferred tax charge from change in tax treatment of Medicare Part D deductions	-	-	-	25,566
Adjusted income from continuing operations	$150,613	$75,938	$230,357	$160,452

Weighted average shares--diluted	157,034,233	121,861,913	139,632,310	121,903,512

Adjusted diluted earnings per common share from continuing operations	$0.96	$0.62	$1.65	$1.32

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.